Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER FISCAL YEAR 2024 RESULTS

Net Income of $1.76 Million in the September 2023 Quarter

Net Interest Margin Unchanged at 2.88% for the Current and Sequential Quarters

Loans Held for Investment of $1.07 Billion at September 30, 2023, Down 1% from June 30, 2023

Total Deposits of $931.1 Million at September 30, 2023, Down 2% from June 30, 2023

Non-Performing Assets to Total Assets Ratio of 0.10% at September 30, 2023

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – October 25, 2023 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the first quarter of the fiscal year ending June 30, 2024.
For the quarter ended September 30, 2023, the Company reported net income of $1.76 million, or $0.25 per diluted share (on 7.03 million average diluted shares outstanding), down 16 percent from net income of $2.09 million, or $0.29 per diluted share (on 7.31 million average diluted shares outstanding), in the comparable period a year ago. The decrease in earnings was primarily attributable to a $475,000 increase in the provision for credit losses and a $252,000 decrease in non-interest income, partly offset by a $174,000 increase in net interest income and a $85,000 decrease in non-interest expenses.
"As previously disclosed, we've adapted our short-term strategies in response to current market conditions, influenced by factors such as a more stringent monetary policy, tighter liquidity circumstances, concerns about future credit quality, and a generally uncertain economic climate," stated Craig G. Blunden, Chairman and Chief Executive Officer of the Company. "Our measures include a deliberate slowdown in the growth of our loan portfolio, allowing investments to naturally decrease, maintaining strong capital reserves, managing operating expenses prudently, safeguarding our deposit franchise, and enhancing our contingency funding plans. Having experienced many economic cycles, we remain acutely aware of significant risks and take appropriate steps to mitigate them. This approach ensures that we consistently meet our customers' needs regardless of the economic environment," Blunden concluded.

Return on average assets for the first quarter of fiscal 2024 was 0.54 percent, down from 0.69 percent for the same period of fiscal 2023. Return on average stockholders’ equity for the first quarter of fiscal 2024 was 5.40 percent, down from 6.42 percent for the comparable period of fiscal 2023.
On a sequential quarter basis, the $1.76 million net income for the first quarter of fiscal 2024 reflects a three percent decrease from $1.81 million in the fourth quarter of fiscal 2023. The decrease was primarily attributable to a $601,000 change to the provision for credit losses to a $545,000 provision for credit losses this quarter in contrast to a $56,000 reversal of credit losses in the prior sequential quarter, a $384,000 decrease in non-interest income (mainly loan prepayment fees and other income) and a $95,000 decrease in net interest income, partly offset by a $751,000 decrease in non-interest expense (mainly salaries and employee benefits expenses). The increase in the provision for credit losses was primarily attributable to a longer estimated life of the loan portfolio resulting from higher market interest rates and lower prepayment estimates. Diluted earnings per share for the first quarter of fiscal 2024 were $0.25 per share, down four percent from $0.26 per share in the fourth quarter of fiscal 2023. Return on average assets was 0.54 percent for the first quarter of fiscal 2024, compared to 0.55 percent in the fourth quarter of fiscal 2023. Return on average stockholders’ equity for the first quarter of fiscal 2024 was 5.40 percent, compared to 5.52 percent for the fourth quarter of fiscal 2023.
In the first quarter of fiscal 2024, net interest income increased $174,000, or two percent, to $9.14 million from $8.97 million for the same quarter last year. The increase in net interest income was primarily due to a higher average balance of interest-earning assets, partly offset by a lower net interest margin. The average balance of interest-earning assets increased eight percent to $1.27 billion in the first quarter of fiscal 2024 from $1.18 billion in the same quarter last year, primarily due to increases in the average balance of loans receivable and interest-earning deposits, and partly offset by a decrease in the average balance of investment securities. The net interest margin during the first quarter of fiscal 2024 decreased 17 basis points to 2.88 percent from 3.05 percent in the same quarter last year. The average yield on interest-earning assets increased 84 basis points to 4.20 percent in the first quarter of fiscal 2024 from 3.36 percent in the same quarter last year while the average cost of interest-bearing liabilities increased by 110 basis points to 1.45 percent in the first quarter of fiscal 2024 from 0.35 percent in the same quarter last year.
Interest income on loans receivable increased $3.08 million, or 34 percent, to $12.18 million in the first quarter of fiscal 2024 from $9.10 million in the same quarter of fiscal 2023. The increase was due to a higher average loan yield and, to a lesser extent, a higher average loan balance. The average yield on loans receivable increased 75 basis points to 4.54 percent in the first quarter of fiscal 2024 from 3.79 percent in the same quarter last year. Net deferred loan cost amortization in the first quarter of fiscal 2024 decreased 35 percent to $192,000 from $296,000 in the same quarter last year. Adjustable-rate loans of approximately $99.9 million repriced upward in the first quarter of fiscal 2024 by approximately 118 basis points from a weighted average rate of 5.94 percent to 7.12 percent.  The average balance of loans receivable increased $112.0 million, or 12 percent, to $1.07 billion in the first quarter of fiscal 2024 from $960.6 million in the same quarter last year. Total loans originated for investment in the first quarter of fiscal 2024 were $18.5 million, down 78 percent from $84.6 million in the same quarter last year. Loan principal payments received in the first quarter of fiscal 2024 were $23.0 million, down 27 percent from $31.7 million in the same quarter last year.
Interest income from investment securities decreased two percent to $524,000 in the first quarter of fiscal 2024 from $536,000 for the same quarter of fiscal 2023. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $30.7 million, or 17 percent, to $153.7 million in the first quarter of fiscal 2024 from $184.4 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of the investment securities.        The average yield on investment securities increased 20 basis points to 1.36 percent in the first quarter of fiscal 2024 from 1.16 percent for the same quarter last year. The increase in the average investment securities yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($155,000 vs. $238,000) attributable to a lower total principal repayment ($6.7 million vs. $9.3 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the first quarter of fiscal 2024, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed a $179,000 cash dividend to the Bank on its FHLB stock, up 46 percent from $123,000 in the same quarter last year, resulting in an average yield on FHLB stock of 7.53 percent in the first quarter of fiscal 2024 compared to 5.97 percent in the same quarter last year. The average balance of FHLB – San Francisco stock in the first quarter of fiscal 2024 was $9.5 million, up from $8.2 million in the same quarter of fiscal 2023.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank of San Francisco, was $463,000 in the first quarter of fiscal 2024, up 233 percent from $139,000 in the same quarter of fiscal 2023. The increase was due to a higher average yield and, to a lesser extent, a higher average balance. The average yield earned on interest-earning deposits in the first quarter of fiscal 2024 was 5.32 percent, up 302 basis points from 2.30 percent in the same quarter last year. The increase in the average yield was due to a higher average interest rate on the Federal Reserve Bank’s reserve balances resulting from recent increases in the targeted federal funds rate. The average balance of the Company’s interest-earning deposits increased $10.4 million, or 44 percent, to $34.0 million in the first quarter of fiscal 2024 from $23.6 million in the same quarter last year.
Interest expense on deposits for the first quarter of fiscal 2024 was $1.89 million, a 495 percent increase from $317,000 for the same period last year. The increase in interest expense on deposits was attributable primarily to a higher weighted average cost, partly offset by a lower average balance. The average cost of deposits was 0.80 percent in the first quarter of fiscal 2024, up 67 basis points from 0.13 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to the increase in time deposit costs, particularly brokered certificates of deposit. The average balance of deposits decreased $22.1 million, or two percent, to $940.2 million in the first quarter of fiscal 2024 from $962.3 million in the same quarter last year.

Transaction account balances or “core deposits” decreased $27.1 million, or four percent, to $702.5 million at September 30, 2023 from $729.6 million at June 30, 2023, while time deposits increased $7.7 million, or three percent, to $228.6 million at September 30, 2023 from $220.9 million at June 30, 2023. The increase in time deposits was primarily due to an increase in retail time deposits. As of September 30, 2023, brokered certificates of deposit totaled $105.6 million with a weighted average cost of 5.19 percent (including broker fees).
Interest expense on borrowings, consisting of FHLB – San Francisco advances, for the first quarter of fiscal 2024 increased $1.70 million, or 276 percent, to $2.32 million from $616,000 for the same period last year. The increase in interest expense on borrowings was primarily the result of a higher average balance and, to a lesser extent, a higher average cost. The average balance of borrowings increased $110.3 million, or 108 percent, to $212.5 million in the first quarter of fiscal 2024 from $102.2 million in the same quarter last year and the average cost of borrowings increased by 194 basis points to 4.33 percent in the first quarter of fiscal 2024 from 2.39 percent in the same quarter last year.
At September 30, 2023, the Bank had approximately $286.9 million of remaining borrowing capacity at the FHLB – San Francisco. Additionally, the Bank has an unused secured borrowing facility of approximately $185.3 million with the Federal Reserve Bank of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $522.2 million at September 30, 2023.
The Bank continues to work with both the FHLB - San Francisco and Federal Reserve Bank of San Francisco to ensure that borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.
During the first quarter of fiscal 2024, the Company recorded a provision for credit losses of $545,000 (which includes $9,000 for unfunded commitment reserves), as compared to a $70,000 provision for credit losses recorded during the same period last year and the $56,000 reversal of credit losses recorded in the fourth quarter of fiscal 2023 (sequential quarter). On July 1, 2023, the Bank adopted Accounting Standards Update 2016-13, the current expected credit loss (“CECL”) resulting in a one-time increase to the allowance for credit losses of $1.20 million, an $824,000 reduction to equity, a $346,000 increase to deferred tax assets and a $28,000 decrease to the mark on loans held at fair value. The provision for credit losses recorded in the first quarter of fiscal 2024 was primarily attributable to a longer estimated life of the loan portfolio resulting from higher market interest rates and lower loan prepayment estimates, while the outstanding balance of loans held for investment in the first quarter of fiscal 2024 remained virtually unchanged from the sequential quarter.
Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, increased $61,000 or five percent to $1.4 million, or 0.10 percent of total assets, at September 30, 2023, compared to $1.3 million, or 0.10 percent of total assets, at June 30, 2023. The non-performing loans at September 30, 2023 and June 30, 2023 were comprised of six single-family loans. At both September 30, 2023 and June 30, 2023, there was no real estate owned and no accruing loans past due 90 days or more. There were no net loan recoveries for the quarter ended September 30, 2023, as compared to $4,000 of net loan recoveries for the quarter ended September 30, 2022 and $1,000 of net loan recoveries for the quarter ended June 30, 2023 (sequential quarter).
Classified assets were $2.5 million at September 30, 2023 consisting of $578,000 of loans in the special mention category and $1.9 million of loans in the substandard category. Classified assets at June 30, 2023 were $2.3 million, consisting of $509,000 of loans in the special mention category and $1.8 million of loans in the substandard category.
The allowance for credit losses on gross loans held for investment was $7.7 million, or 0.72 percent, at September 30, 2023, up from the $5.9 million, or 0.55 percent of gross loans held for investment, at June 30, 2023. The increase in the allowance for credit losses was due primarily to the adoption of CECL on July 1, 2023 ($1.2 million) and the provision for credit losses in the first quarter of fiscal 2024 ($545,000, which includes $9,000 for unfunded commitment reserves). Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2023 under the CECL methodology.
Non-interest income decreased by $252,000, or 25 percent, to $751,000 in the first quarter of fiscal 2024 from $1.00 million in the same period last year, due to decreases in loan servicing and other fees, attributable primarily to lower loan prepayment fees, and, to a lesser extent, deposit account fees, card and processing fees and other non-interest income. On a sequential quarter basis, non-interest income decreased $384,000 or 34 percent, primarily due to the recovery from the recourse reserve for sold loans in the fourth quarter of fiscal 2023 and not replicated in the first quarter of fiscal 2024, lower loan servicing and other fees, lower deposit account fees and lower card and processing fees.
Non-interest expenses decreased $85,000, or one percent, to $6.86 million in the first quarter of fiscal 2024 from $6.94 million for the same quarter last year, primarily due to lower professional expenses, attributable mainly to lower legal expenses. On a sequential quarter basis, non-interest expenses decreased $751,000, or 10 percent, to $6.86 million in the first quarter of fiscal 2024 from $7.61 million in the fourth quarter of fiscal 2023, primarily due to a decrease in salaries and employee benefits. The decrease in salary and employee benefits was attributable mainly to lower equity compensation expenses primarily resulting from the true-up adjustments associated with the vesting of stock options and distribution of restricted stock in the fourth quarter of fiscal 2023 which was not replicated in the first quarter of fiscal 2024 and lower incentive compensation expenses, partly offset by a lower recovery from the Bank’s obligations for the supplemental executive retirement plans.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the first quarter of fiscal 2024 was 69.32 percent, similar to the 69.63 percent in the same quarter last year and an improvement from 73.36% in the fourth quarter of fiscal 2023.The improved efficiency ratio in the first quarter of fiscal 2024 compared to the sequential quarter was due to the reduction in non-interest expenses.
The Company’s provision for income taxes was $727,000 for the first quarter of fiscal 2024, down 16 percent from $867,000 in the same quarter last year and down 28 percent from $1.01 million during fourth quarter of fiscal 2023. The decrease during the current quarter compared to the same quarter last year was primarily due to a decrease in income before income taxes. The effective tax rate in the first quarter of fiscal 2024 was 29.21 percent as compared to 29.32 percent in the same quarter last year and 35.8 percent for the fourth quarter of fiscal 2023.  The higher effective tax rate in the fourth quarter of fiscal 2023 was due primarily to the adjustment of deferred tax expenses related to the vesting of restricted stock.
The Company repurchased 36,112 shares of its common stock at an average cost of $13.70 per share during the quarter ended September 30, 2023 pursuant to its April 2022 stock repurchase plan. On September 28, 2023, the Board of Directors approved the new stock repurchase plan that authorizes 350,353 shares to be purchased over a one-year period and cancelled the 25,428 shares remaining available for purchase under the April 2022 plan. As of September 30, 2023, all of the shares authorized for repurchase under the September 2023 plan remain available to purchase until the plan expires on September 28, 2024.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Thursday, October 26, 2023 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-877-692-8955 and referencing access code number 9079732.  An audio replay of the conference call will be available through Thursday, November 2, 2023 by dialing 1-866-207-1041 and referencing access code number 7886283.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Assets
Cash and cash equivalents	$57,978	$65,849	$60,771	$24,840	$38,701
Investment securities - held to maturity, at cost with no allowance for credit losses	147,574	154,337	161,336	168,232	176,162
Investment securities - available for sale, at fair value with no allowance for credit losses	2,090	2,155	2,251	2,377	2,517
Loans held for investment, net of allowance for credit losses of $7,679; $5,946; $6,001; $5,830 and $5,638, respectively; includes $1,061; $1,312; $1,352; $1,345 and $1,350 of loans held at fair value, respectively	1,072,170	1,077,629	1,077,704	1,040,337	993,942
Accrued interest receivable	3,952	3,711	3,610	3,343	3,054
FHLB – San Francisco stock	9,505	9,505	8,239	8,239	8,239
Premises and equipment, net	9,426	9,231	9,193	8,911	8,707
Prepaid expenses and other assets	10,420	10,531	12,176	14,763	14,593
Total assets	$1,313,115	$1,332,948	$1,335,280	$1,271,042	$1,245,915

Liabilities and Stockholders’ Equity
Liabilities:
Non-interest-bearing deposits	$105,944	$103,007	$108,479	$108,891	$123,314
Interest-bearing deposits	825,187	847,564	874,567	836,411	862,010
Total deposits	931,131	950,571	983,046	945,302	985,324

Borrowings	235,009	235,009	205,010	180,000	115,000
Accounts payable, accrued interest and other liabilities	17,770	17,681	17,818	16,499	16,402
Total liabilities	1,183,910	1,203,261	1,205,874	1,141,801	1,116,726

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615; 18,229,615; 18,229,615; 18,229,615 and 18,229,615 shares issued respectively; 7,007,058; 7,043,170; 7,033,963; 7,132,270 and 7,235,560 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,554	99,505	98,962	98,732	98,559
Retained earnings	207,231	207,274	206,449	205,117	203,750
Treasury stock at cost (11,222,557; 11,186,445; 11,195,652; 11,097,345 and 10,994,055 shares, respectively)	(177,732)	(177,237)	(176,163)	(174,758)	(173,286)
Accumulated other comprehensive loss, net of tax	(31)	(38)	(25)	(33)	(17)
Total stockholders’ equity	129,205	129,687	129,406	129,241	129,189
Total liabilities and stockholders’ equity	$1,313,115	$1,332,948	$1,335,280	$1,271,042	$1,245,915

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	Quarter Ended
	September 30,
	2023	2022
Interest income:
Loans receivable, net	$12,176	$9,100
Investment securities	524	536
FHLB – San Francisco stock	179	123
Interest-earning deposits	463	139
Total interest income	13,342	9,898

Interest expense:
Checking and money market deposits	57	60
Savings deposits	38	44
Time deposits	1,790	213
Borrowings	2,318	616
Total interest expense	4,203	933

Net interest income	9,139	8,965
Provision for credit losses	545	70
Net interest income, after provision for credit losses	8,594	8,895

Non-interest income:
Loan servicing and other fees	(21)	108
Deposit account fees	288	343
Card and processing fees	353	381
Other	131	171
Total non-interest income	751	1,003

Non-interest expense:
Salaries and employee benefits	4,114	4,139
Premises and occupancy	903	861
Equipment	287	311
Professional expenses	472	592
Sales and marketing expenses	168	147
Deposit insurance premiums and regulatory assessments	197	135
Other	715	756
Total non-interest expense	6,856	6,941
Income before income taxes	2,489	2,957
Provision for income taxes	727	867
Net income	$1,762	$2,090

Basic earnings per share	$0.25	$0.29
Diluted earnings per share	$0.25	$0.29
Cash dividends per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Interest income:
Loans receivable, net	$12,176	$11,826	$11,028	$10,237	$9,100
Investment securities	524	537	548	548	536
FHLB – San Francisco stock	179	142	146	145	123
Interest-earning deposits	463	410	286	241	139
Total interest income	13,342	12,915	12,008	11,171	9,898

Interest expense:
Checking and money market deposits	57	50	56	61	60
Savings deposits	38	38	42	44	44
Time deposits	1,790	1,387	781	370	213
Borrowings	2,318	2,206	1,728	1,311	616
Total interest expense	4,203	3,681	2,607	1,786	933

Net interest income	9,139	9,234	9,401	9,385	8,965
Provision for (reversal of) credit losses	545	(56)	169	191	70
Net interest income, after provision for (reversal of) credit losses	8,594	9,290	9,232	9,194	8,895

Non-interest income:
Loan servicing and other fees	(21)	87	104	115	108
Deposit account fees	288	298	328	327	343
Card and processing fees	353	416	361	367	381
Other	131	334	188	147	171
Total non-interest income	751	1,135	981	956	1,003

Non-interest expense:
Salaries and employee benefits	4,114	4,855	4,359	4,384	4,139
Premises and occupancy	903	947	843	796	861
Equipment	287	304	279	258	311
Professional expenses	472	355	260	310	592
Sales and marketing expenses	168	118	182	175	147
Deposit insurance premiums and regulatory assessments	197	192	191	139	135
Other	715	836	810	736	756
Total non-interest expense	6,856	7,607	6,924	6,798	6,941
Income before income taxes	2,489	2,818	3,289	3,352	2,957
Provision for income taxes	727	1,010	966	981	867
Net income	$1,762	$1,808	$2,323	$2,371	$2,090

Basic earnings per share	$0.25	$0.26	$0.33	$0.33	$0.29
Diluted earnings per share	$0.25	$0.26	$0.33	$0.33	$0.29
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/23	06/30/23	03/31/23	12/31/22	09/30/22
SELECTED FINANCIAL RATIOS:
Return on average assets	0.54%	0.55%	0.72%	0.75%	0.69%
Return on average stockholders' equity	5.40%	5.52%	7.12%	7.27%	6.42%
Stockholders’ equity to total assets	9.84%	9.73%	9.69%	10.17%	10.37%
Net interest spread	2.75%	2.76%	2.90%	3.00%	3.01%
Net interest margin	2.88%	2.88%	3.00%	3.05%	3.05%
Efficiency ratio	69.32%	73.36%	66.69%	65.74%	69.63%
Average interest-earning assets to average interest-bearing liabilities	110.17%	110.18%	110.23%	110.14%	110.56%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.25	$0.26	$0.33	$0.33	$0.29
Diluted earnings per share	$0.25	$0.26	$0.33	$0.33	$0.29
Book value per share	$18.44	$18.41	$18.40	$18.12	$17.85
Average shares used for basic EPS	7,016,670	7,031,674	7,080,817	7,184,652	7,273,377
Average shares used for diluted EPS	7,027,228	7,071,644	7,145,583	7,236,451	7,310,490
Total shares issued and outstanding	7,007,058	7,043,170	7,033,963	7,132,270	7,235,560

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$12,452	$12,271	$39,543	$57,079	$57,049
Multi-family	5,113	6,804	10,660	8,663	24,196
Commercial real estate	939	5,207	3,422	7,025	3,325
Construction	—	—	260	1,388	—
Commercial business loans	—	—	—	190	—
Total loans originated for investment	$18,504	$24,282	$53,885	$74,345	$84,570

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	09/30/23	06/30/23	03/31/23	12/31/22	09/30/22
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$33	$33	$160	$160	$160
Allowance for credit losses on loans held for investment	$7,679	$5,946	$6,001	$5,830	$5,638
Non-performing loans to loans held for investment, net	0.13%	0.12%	0.09%	0.09%	0.10%
Non-performing assets to total assets	0.10%	0.10%	0.07%	0.08%	0.08%
Allowance for credit losses to gross loans held for investment	0.72%	0.55%	0.56%	0.56%	0.57%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$1,361	$1,300	$945	$956	$964
Loans 30 to 89 days delinquent	$74	$1	$963	$4	$1

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/23	06/30/23	03/31/23	12/31/22	09/30/22
Recourse (recovery) provision for loans sold	$—	$(127)	$—	$—	$—
Provision for (reversal of) credit losses	$545	$(56)	$169	$191	$70
Net loan charge-offs (recoveries)	$—	$(1)	$(2)	$(1)	$(4)

	As of	As of	As of	As of	As of
	09/30/2023	06/30/2023	03/31/2023	12/31/2022	09/30/2022
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.25%	9.59%	9.59%	9.55%	9.74%
Common equity tier 1 capital ratio	17.91%	18.50%	17.90%	17.87%	17.67%
Tier 1 risk-based capital ratio	17.91%	18.50%	17.90%	17.87%	17.67%
Total risk-based capital ratio	19.06%	19.38%	18.78%	18.74%	18.54%

	As of September 30,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
Certificates of deposit	$—	—%	$200	2.50%
U.S. SBA securities	634	5.60	720	2.10
U.S. government sponsored enterprise MBS	143,070	1.48	171,331	1.38
U.S. government sponsored enterprise CMO	3,870	2.19	3,911	2.21
Total investment securities held to maturity	$147,574	1.52%	$176,162	1.40%

Available for sale (at fair value):
U.S. government agency MBS	$1,340	3.15%	$1,610	2.17%
U.S. government sponsored enterprise MBS	652	5.03	800	3.06
Private issue CMO	98	4.67	107	3.02
Total investment securities available for sale	$2,090	3.81%	$2,517	2.49%
Total investment securities	$149,664	1.55%	$178,679	1.42%

(1)	The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of September 30,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$521,576	4.24%	$429,575	3.56%
Multi-family (5 or more units)	457,351	4.86	468,031	4.18
Commercial real estate	87,954	5.96	89,339	4.89
Construction	2,100	9.19	3,151	3.84
Other	104	5.25	118	5.25
Commercial business loans	1,321	10.50	1,117	7.97
Consumer loans	62	18.50	70	15.50
Total loans held for investment	1,070,468	4.66%	991,401	3.98%

Advance payments of escrows	125		20
Deferred loan costs, net	9,256		8,159
Allowance for credit losses	(7,679)		(5,638)
Total loans held for investment, net	$1,072,170		$993,942
Purchased loans serviced by others included above	$10,470	5.18%	$11,172	3.57%
(1)  The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$105,944	—%	$123,314	—%
Checking accounts – interest-bearing	289,743	0.04	339,961	0.04
Savings accounts	275,119	0.09	336,075	0.05
Money market accounts	31,722	0.36	42,968	0.25
Time deposits	228,603	3.37	143,006	0.95
Total deposits(2)(3)	$931,131	0.88%	$985,324	0.18%

Brokered deposits included above	$105,600	5.19%	$30,000	2.83%

BORROWINGS:
Overnight	$—	—%	$—	—%
Three months or less	40,000	5.60	55,000	3.16
Over three to six months	47,500	3.81	—	—
Over six months to one year	42,500	5.01	20,000	2.00
Over one year to two years	70,000	4.06	20,000	2.50
Over two years to three years	20,000	4.72	20,000	2.70
Over three years to four years	—	—	—	—
Over four years to five years	15,009	4.41	—	—
Over five years	—	—	—	—
Total borrowings(4)	$235,009	4.52%	$115,000	2.76%
(1)	The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $146.1 million and $190.4 million at September 30, 2023 and 2022, respectively.
(3)	The average balance of deposit accounts was approximately $34 thousand and $33 thousand at September 30, 2023 and 2022, respectively.
(4)
The Bank had approximately $286.9 million and $280.0 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $185.3 million and $148.7 million of borrowing capacity at the Federal Reserve Bank of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at September 30, 2023 and 2022, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2023		September 30, 2022
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,072,609	4.54%	$960,610	3.79%
Investment securities	153,711	1.36	184,352	1.16
FHLB – San Francisco stock	9,505	7.53	8,239	5.97
Interest-earning deposits	34,043	5.32	23,614	2.30
Total interest-earning assets	$1,269,868	4.20%	$1,176,815	3.36%
Total assets	$1,300,152		$1,210,762

Deposits	$940,183	0.80%	$962,266	0.13%
Borrowings	212,455	4.33	102,174	2.39
Total interest-bearing liabilities	$1,152,638	1.45%	$1,064,440	0.35%
Total stockholders’ equity	$130,542		$130,166
(1)	The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	09/30/23	06/30/23	03/31/23	12/31/22	09/30/22
Loans on non-accrual status
Mortgage loans:
Single-family	$1,361	$1,300	$945	$956	$964
Total	1,361	1,300	945	956	964

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	1,361	1,300	945	956	964

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$1,361	$1,300	$945	$956	$964
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.